UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 8, 2007

Date of report (Date of earliest event reported)

Hungarian Telephone and Cable Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices, including Zip Code)

(206) 654-0204

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On January 8, 2007, Hungarian Telephone and Cable Corp. (the “Company”) entered into a Stock Purchase Agreement (“Purchase Agreement”) with Invitel Holdings N.V. (“Invitel Holdings”) to indirectly acquire 99.98% of the outstanding shares of Invitel Távkölési Szolgáltató Zrt. (“Invitel”) through the acquisition of 100% of the issued ordinary shares of Matel Holdings N.V. (the “Acquisition”). The total consideration for the Acquisition, including the assumption of net indebtedness on closing, is EUR 470,000,000 and will be comprised of new borrowings and the issuance of up to 1.1 million shares of the Company’s common stock (representing approximately 6.2 per cent of the Company’s fully diluted share capital) to certain members of Invitel’s current executive management team. The Company and Invitel Holdings have made customary representations, warranties, covenants and indemnities in the Purchase Agreement. The closing of the Acquisition is subject to the satisfaction of customary closing conditions, including receipt of Hungarian and Romania regulatory approvals, and is expected to close in the first half of 2007.

In connection with the Acquisition, HTCC has received financing commitments from Merrill Lynch International, BNP Paribas and Calyon to support the Acquisition’s cash purchase price, any mandatory prepayments of Invitel Holdings’ and/or its subsidiaries’ notes or credit facilities, refinance certain of the Company’s and Invitel Holdings’ respective existing indebtedness and provide for the Company’s working capital needs. However, subject to the change of control provisions of the existing Magyar Telecom B.V. 10.75% Senior Notes as well as the Invitel Holding N.V. Floating Rate Senior PIK Notes (collectively, the “Notes”), it is the Company’s intention to assume the obligations under the Notes and leave them in place following completion of the Acquisition.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities

Pursuant to the terms of the Purchase Agreement, upon the closing of the Acquisition, the Company will issue shares of common stock as described in Item 1.01 hereof.

The offer and sale of the shares under the Purchase Agreement is being made pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”).

The shares will not be registered under the Securities Act and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Certificates evidencing the shares will bear a legend to that effect.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Executive Officers

As part of the announced agreement to acquire Invitel, the Company announced that its President and Chief Executive Officer Torben V. Holm would resign following the closing of the transaction.

In addition to Mr. Holm, Alex Wurtz, the Company’s head of Business Development will also resign following the closing of the Invitel transaction.

Item 8.01.	Other Events

On January 9, 2007, the Company and Invitel Holdings issued a joint press release announcing the execution of the Purchase Agreement.

The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Sale and Purchase Agreement, dated January 8, 2007

99.1	Press Release of the Company, dated January 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hungarian Telephone and Cable Corp.

By:	/s/ Peter T. Noone
Name: Peter T. Noone
Title: General Counsel

Date: January 9, 2007